EXHIBIT 5.5

                                  FEE SCHEDULE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     Between
                               LKCM FUNDS ("Fund")
                                       and
             LUTHER KING CAPITAL MANAGEMENT CORPORATION ("Adviser")
                        which is Dated as of ______, 1994

         1. For the services provided and the expenses assumed pursuant to the captioned Investment Advisory Agreement, the LKCM Balanced Fund of the Fund (the "Fund") will pay the Adviser a fee, computed by applying a quarterly rate, equal on an annual basis to .65% of the Fund's average daily net assets for the quarter.

         2. This Fee Schedule shall be attached to and made a part of the captioned Investment Advisory Agreement and is subject to all of its terms and conditions.

         IN WITNESS WHEREOF, the parties hereto have caused the Fee Schedule to be executed by their designated officers as of _____, 1997.



                       LKCM BALANCED FUND


                       By:____________________________________________________



                       LUTHER KING CAPITAL MANAGEMENT CORPORATION


                       By:____________________________________________________




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